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                                                                     EXHIBIT 3.0

                          CERTIFICATE OF CORRECTION
                    TRANSCONTINENTAL REALTY INVESTORS, INC.

This Certificate of Correction is submitted pursuant to section 78.0295 of the Nevada Revised Statutes (the "NRS"), to correct a document which is an inaccurate record of the entity action, contains an inaccurate or erroneous statement, or was defectively executed, attested, sealed, verified or acknowledged.

                                  ARTICLE ONE

The name of the corporation is Transcontinental Realty Investors, Inc.

                                  ARTICLE TWO

The document to be corrected is the Articles of Incorporation of Transcontinental Realty Investors, Inc., which was filed in the Office of the Secretary of State on the 20th day of December, 1991.

                                 ARTICLE THREE

The inaccuracy, error, or defect to be corrected is in the Tenth Article, Part
                                                           -----
A, which is due to a subscriber error and incorrectly cites certain provisions of the NRS.

                                 ARTICLE FOUR

As corrected, the inaccurate, erroneous, or defective portion of the document reads as follows:

TENTH: A.   The Corporation expressly elects not to be governed by the
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            "Combinations with Interested Stockholders" statute contained in NRS
            Sections 78.411 through 78.444, inclusive and the "Acquisition of Controlling Interest" statute contained in NRS Sections 78.378 through 78.3793, inclusive.

Dated this 5/th/ day of August, 1999.

                                                  By:  /s/ Randall M. Paulson
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                                                  Its: President
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